                                                                                 EXHIBIT 12.1

                                                   Home Properties, Inc.

                                     Computation of Ratio of Earnings to Fixed Charges
                                             (Amounts in thousands of dollars)

                                                                                Year Ended December 31,
                                                             ---------------------------------------------------------------
                                                                2002         2003         2004         2005        2006
                                                                ----         ----         ----         ----        ----
Earnings:
     Pre-tax income from continuing operations
     before adjustment for minority interests in
     limited partnerships or equity in losses of
     unconsolidated affiliates                                   $45,013      $39,089      $36,381     $32,445      $37,606
   Plus:
     Fixed charges (from below)                                   78,923       87,689       97,697     106,966      115,569
     Amortization of capitalized interest                             34           58           81         101          130
   Less:
     Interest capitalized                                           (960)        (920)        (763)     (1,096)      (1,087)
                                                                    ----         ----         ----      ------       ------
                                                   Earnings     $123,010     $125,916     $133,396    $138,416     $152,218
                                                                ========     ========     ========    ========     ========

Fixed charges:
     Interest expense and amortization of debt
     discount and premium on all indebtedness                     59,981       68,667       77,043      92,178      106,773
     Interest expense on discontinued operations                  17,567       17,619       19,451      13,215        7,308
     Rentals (a)                                                     415          483          440         477          401
     Capitalized interest                                            960          920          763       1,096        1,087
                                                                     ---          ---          ---       -----        -----
                                              Fixed charges      $78,923      $87,689      $97,697    $106,966     $115,569
                                                                 =======      =======      =======    ========     ========

                         Ratio of earnings to fixed charges         1.56         1.44         1.37        1.29         1.32
                                                                 =======      =======      =======    ========     ========

(a) Interest component of operating leases for office
space and office equipment is estimated at 33% of total
lease payments.